Exhibit 99.1

Trovagene, Inc. Announces Second Quarter 2013 Earnings

SAN DIEGO, CA — August 14, 2013 — Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, today reported its financial results for the three months and the six months ended June 30, 2013.

Second Quarter 2013 Financial Results

For the three months ended June 30, 2013, Trovagene reported a net loss of $5.3 million, or $0.34 per share, as compared to a net loss of $3.4 million, or $0.28 per share, for the three months ended June 30, 2012. The increase in net loss is primarily due to an increase in the total operating expenses of $1.1 million, or $0.07 per share, as well as an increase in the change in fair value of derivative instruments related to warrants of $0.7 million, $0.04 per share, during the second quarter of 2013 as compared to the prior year comparable period.

First Half Financial Results

Net loss for the six months ended June 30, 2013 is $6.4 million or $0.41 per share, as compared to a loss of $4.6 million, or $0.40 per share for the six months ended June 30, 2012. The increase in net loss is primarily attributable to an increase in the total operating expenses of $2.5 million, or $0.16 per share, which was offset by a decrease in the change in fair value of derivative instruments related to warrants of $0.6 million, $0.04 per share, as compared to the prior year comparable period.

Cash and Cash Equivalents

Trovagene had cash and cash equivalents of $8.3 million at June 30, 2013, as compared to $10.8 million at December 31, 2012. The Company completed a $15 million direct registered offering on July 31, 2013, and has approximately $29 million in cash and cash equivalents as of August 9, 2013.

Review of 2013 Announcements Demonstrate Progress in Development Programs

•                  Issuance of broad microRNA patent covering methods of detecting and quantitating cell-free microRNA in urine and blood.

•                  Validated urine-based cancer detection technology and developed an ultra-sensitive cell-free DNA assay initially confirmed for the detection of the BRAF mutation

•                  Launched HPV-HR assay, a urine-base molecular human papillomavirus (HPV) test in 2013.

•                  Extended planned offering of urine-based oncogene mutation tests to include a test for the detection of a specific p53 mutation and a specific double mutation in the hepatitis B virus.

•                  Expanded clinical collaboration with the University of Texas MD Anderson Cancer Center to include the detection of transrenal BRAF mutations in the urine of patients with advanced or metastatic cancers.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its patented technology for the detection of cell-free DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that can be isolated and detected from urine. Trovagene has a strong intellectual property asset as it relates to cell-free DNA and RNA testing in urine. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Contact

Trovagene, Inc.

Financial	Investor Relations
Stephen Zaniboni	Amy Caterina
Chief Financial Officer	Investor Relations
Trovagene, Inc.	Trovagene, Inc.
858-952-7594	858-952-7593
szaniboni@trovagene.com	acaterina@trovagene.com

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Trovagene, Inc. and Subsidiaries

(A Development Stage Company)

Selected Financial Information

Consolidated Condensed Statements of Operations and Comprehensive Loss

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues	$49	$41	$168	$76

Operating expenses:
Research and development	944	477	1,746	815
General and administrative	1,479	810	3,186	1,637
Total operating expenses	2,423	1,287	4,932	2,452

Operating loss	(2,374)	(1,246)	(4,764)	(2,376)

Interest expense	(1)	—	(1)	—
Change in fair value of derivative instruments - warrants	(2,895)	(2,181)	(1,616)	(2,213)
Net loss and comprehensive loss	$(5,270)	$(3,427)	$(6,381)	$(4,589)

Preferred stock dividend	(9)	(9)	(15)	(19)

Net loss and comprehensive loss available to common stockholders	$(5,279)	$(3,436)	$(6,396)	$(4,608)

Basic and diluted net loss per share	$(0.34)	$(0.28)	$(0.41)	$(0.40)

Weighted average shares outstanding- basic and diluted	15,584	12,086	15,547	11,544

Trovagene, Inc. and Subsidiaries

(A Development Stage Company)

Consolidated Condensed Balance Sheet Information

(in thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)

Cash and cash equivalents	$8,302	$10,820
Other assets	752	590
Property and equipment, net	571	255
Total assets	$9,625	$11,665

Current portion of long term debt	$63	$—
Accounts payable, accrued expenses and other liabilities	1,385	730

Long-term debt, less current portion	252	—
Derivative financial instruments	10,382	8,766
Stockholders’ (deficiency) equity	(2,457)	2,169
Total liabilities and stockholders’ (deficiency) equity	$9,625	$11,665

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